EX-99.B11-mhpwopin

                       Report of Independent Accountants


To the Board of Directors and Shareholders of United Municipal High Income Fund, Inc.


In our opinion, the accompanying statement of changes in net assets and the financial highlights present fairly, in all material respects, the changes in net assets and financial highlights of United Municipal High Income Fund, Inc. (the "Fund") for the year ended September 30, 1996 and for each of the periods in the nine-year period ended September 30, 1996, respectively, in conformity with generally accepted accounting principles. This statement of changes in net assets and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the financial statements of United Municipal High Income Fund, Inc. for any period subsequent to September 30, 1996.


Price Waterhouse LLP
Kansas City, Missouri
November 8, 1996